EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-162279 and 333-160682) and Form S-8 (No. 333-150517 and 333-138398) of Citizens & Northern Corporation and subsidiaries of our report dated March 16, 2023, relating to the consolidated financial statements and the effectiveness of Citizens & Northern Corporation and subsidiaries’ internal control over financial reporting, which appears in this annual report on Form 10-K for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP

Baker Tilly US, LLP

Pittsburgh, Pennsylvania

March 16, 2023